RULE 424(B)(3)
                                                             FILE NO. 333-27367

PROSPECTUS



                         FIFTH SUPPLEMENT TO PROSPECTUS
                              GREYHOUND LINES, INC.
       2,400,000 SHARES OF 8 1/2% CONVERTIBLE EXCHANGEABLE PREFERRED STock


                  This Fifth Supplement to Prospectus amends and supplements the Prospectus, dated June 30, 1997 (the "Prospectus"), of Greyhound Lines, Inc. (the "Company") relating to the offering from time to time by certain selling stockholders (the "Selling Securityholders") of (i) up to 2,400,000 shares (the "Shares") of 8 1/2% Convertible Exchangeable Preferred Stock, liquidation preference $25.00 per share (the "Preferred Stock"), of Greyhound Lines, Inc. (the "Company"), (ii) up to $60.0 million aggregate principal amount of 8 1/2% Convertible Subordinated Notes due 2009 (the "Exchange Debentures") of the Company, issuable upon exchange of the Preferred Stock and (iii) up to 12,307,692 shares (subject to adjustment) of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, issuable upon conversion of the Preferred Stock or the Exchange Debentures.

CHANGE IN SELLING SECURITYHOLDER INFORMATION

                  The following table sets forth the name of each Selling Securityholder and the relationship, if any, of each Selling Securityholder with the Company and (i) the number of shares of Preferred Stock owned by each Selling Securityholder (assuming no shares have been sold since the date on which such securityholder provided such information to the Company) and (ii) the number of shares of Preferred Stock which may be offered for the account of such Selling Securityholder under this Prospectus.

                                                                                    NUMBER OF            NUMBER OF
                                                                                    SHARES OF            SHARES OF
                                                                                 PREFERRED STOCK      PREFERRED STOCK
NAME OF SELLING SECURITYHOLDER                                                        OWNED            OFFERED HEREBY
------------------------------                                                        -----            --------------
Snyder Capital Management(1)..........................................                606,500               606,500
Shepherd Investments International Ltd................................                212,500               212,500
Stark International...................................................                212,500               212,500
Natwest Securities Limited............................................                200,000               200,000
Camden Asset Management LP............................................                 80,000                80,000
Primerica Life Insurance Company......................................                 61,000                61,000
The Travelers Indemnity Company.......................................                 61,000                61,000
Bear, Stearns & Co., Inc.(2)..........................................                115,300               115,300
Delaware Group Dividend and Income Fund, Inc..........................                 53,500                53,500
Millennium Trading Co. L.P............................................                 45,000                45,000
JMG Capital Partners L.P..............................................                 40,000                40,000
BTR Capital Management, Inc...........................................                 30,000                30,000
Delaware Group Global Dividend and Income Fund, Inc...................                 26,500                26,500
Gulf Insurance Company................................................                 26,500                26,500
KA Trading L.P........................................................                 26,400                26,400
GP2 Trading...........................................................                 25,000                25,000


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
                                                                                    NUMBER OF            NUMBER OF
                                                                                    SHARES OF            SHARES OF
                                                                                 PREFERRED STOCK      PREFERRED STOCK
NAME OF SELLING SECURITYHOLDER                                                        OWNED            OFFERED HEREBY
------------------------------                                                        -----            --------------

Forest Investment Management Corporation(3)...........................                 20,600                20,600
Fortis Benefits Insurance Company.....................................                 20,000                20,000
Baird, Patrick & Co. Inc..............................................                 17,500                17,500
The Travelers Insurance Company.......................................                 15,000                15,000
Triton Capital Investments............................................                 15,000                15,000
KA Management Limited.................................................                 13,600                13,600
National Benefit Life Insurance Company...............................                 13,600                13,600
Swiss Bank Corporation (London).......................................                 12,000                12,000
Mega Life & Health Insurance..........................................                 10,000                10,000
Palladin Partners, L.P................................................                  8,000                 8,000
Colonial Penn Life Insurance Co.......................................                  8,000                 8,000
Colonial Penn Insurance Co............................................                  8,000                 8,000
Glen Eagles Fund Ltd..................................................                  8,000                 8,000
Ramius Fund, Ltd......................................................                  8,000                 8,000
Maxwell Gluck Foundation..............................................                  8,000                 8,000
American Health & Life Insurance Company of Maryland..................                  6,500                 6,500
South Ferry #2, L.P...................................................                  6,200                 6,200
Chesed Congregation...................................................                  2,000                 2,000
Strategic Restructuring Fund..........................................                  1,000                 1,000
Mirala Investments....................................................                  1,000                 1,000
Hempshire Associates..................................................                  1,000                 1,000
Andy Warhol Foundation................................................                    800                   800
LLT Limited...........................................................                    800                   800
RBC Dominion Securities Inc.(4).......................................                    350                   350
Cumberland Partners...................................................                 43,500                43,500
Cumberland International N.V. ........................................                  4,900                 4,900
C-Valor Ltd...........................................................                  1,900                 1,900
Long View Partners....................................................                  9,000                 9,000
Bernard Selz..........................................................                 35,000                35,000
Selz Foundation.......................................................                 17,500                17,500
Lateef Management Associates(5).......................................                 10,000                10,000
Lehman Brothers Inc...................................................                 20,000                20,000
Benson Associates, LLC (6)............................................                 20,000                20,000
Monumental Life Company...............................................                100,000               100,000
Peoples Benefit Life Insurance Company................................                 80,000                80,000
                                                                                   ----------            ----------
         Subtotal.....................................................              2,368,450             2,368,450
Unnamed holders of Preferred Stock or any future transferees,                          31,550                31,550
   pledgees, donees or successors of or from such unnamed
   holders(7).........................................................
         Total........................................................              2,400,000             2,400,000
                                                                                    =========             =========

      THE DATE OF THIS FIFTH SUPPLEMENT TO PROSPECTUS IS FEBRUARY 25, 1999

--------------------------

      (1) Represents shares beneficially owned by the following accounts for which Snyder Capital Management acts as investment advisor: CBBB Cotenancy (6,200 shares); East Bay Community Foundation (6,200 shares); East Oakland Youth Development Foundation (3,800 shares); Horowitz Limited Partnership I (3,600 shares); Donald G. Linker, M.D. (700 shares); Albert L. Luce, Jr. (3,400 shares); Melinda E. Maxfield Trust (900 shares); John Robert Maytag (3,300


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shares); Radiology Group of New Brunswick Pension Plan (1,700 shares); Radiology
Group of New Brunswick Profit Sharing Plan (1,800 shares); OS Ventures (2,900 shares); Radiology Associates Employee Benefit Plan, Little Rock (5,700 shares); Ridgeway/Floum Profit Sharing Plans (3,000 shares); Christine Russell Revocable Trust (11,500 shares); Jeffrey Rymer (800 shares); Milton J. Schwartz Revocable Family Trust (2,700 shares); Stirling Partners (30,100 shares); Stoel Rives
Boley Jones & Grey (9,000 shares); Clorox Co. Foundation (3,300 shares); Corlon Associates, I (8,900 shares); S&J Partners (2,900 shares); American Stores Retirement Portfolio (29,600 shares); Associated Jewish Charities of Baltimore (8,600 shares); Barbara K. Brown, Trustee of Trust A (3,500 shares); Clorox Co. Employee Benefits (10,000 shares); Cowles Investment Partnership (4,400 shares); Southwest Franciscan Missions, Inc. (3,600 shares); Guide Dogs for the Blind (12,300 shares); N.B. Giustina Trust (4,100 shares); The Trustees of Hamilton College (20,600 shares); Jicarilla Apache Tribe (41,800 shares); Peyton Anderson Foundation (6,200 shares); Radiology Medical Group Profit Sharing - San Diego (1,100 shares); Western Cancer Center Medical Group P/S (1,500 shares);
Riverside Church (16,200 shares); Ronald Family Trust A (22,200 shares); Zellerbach Family Fund (5,700 shares); University of Oregon Foundation (5,900 shares); Michigan State University (9,500 shares); Metropolitan Museum of Art (19,200 shares); Cheyne Walk Trust (17,400 shares); James Irvine Foundation (22,600 shares); The Henry J. Kaiser Family Foundation (13,800 shares);
Citibank, et al. Employees Retirement Plan (74,600 shares); Duke University Employees R.P. (5,000 shares); Duke University Long Term Pool (24,700 shares); Alsam Foundation (3,700 shares); JMB Children's Holding Co. (14,700 shares);
S.C. Johnson Retirement Plan (6,100 shares); Southern Methodist University
(6,100 shares); University of North Carolina at Chapel Hill Investment Fund (12,800 shares); University of Washington Endowment Fund (9,500 shares); Discovery Group of Funds (6,700 shares); Skaggs Family Foundation (2,800 shares); Glaxo Welcome Benefits Plan (16,500 shares); Cogen Technologies Financial Partnership (8,600 shares); Indiana University Foundation (13,000 shares); Beth Israel Deaconess Medical Center R.P. (1,900 shares); BTC Partners, LLP (7,600 shares).

      (2) Bear, Steams & Co. Inc., an affiliate of Bear Steams Securities Corp., acted as initial purchaser for the Offerings and has performed other investment services for the Company for which it has received customary fees.

      (3) Represents shares beneficially owned by the following funds and accounts for which Forest Investment Management Corporation acts as investment manager: Forest Alternative Strategies Fund II, LP 2A5I (1,000 shares); Forest Alternative Strategies Fund II, LP 2A5M (400 shares); Forest Alternative Strategies Fund II, LP 2B3F (978 shares); Forest Alternative Strategies Fund II, LP 1A5F (6,200 shares); Forest Global Convertible Fund Series GA5F (5,500 shares); Forest Global Convertible Fund Series GB2F (900 shares); Forest Global Convertible Fund Series GB3F (400 shares); Forest Global Convertible Fund Series GB5F (1,100 shares); Forest Performance Fund (1,122 shares); Fox Family Portfolio Partnership (2,300 shares); Fox Family Foundation (700 shares).

      (4) Represents shares held for the account of Mrs. Rhoda Lindzon.

      (5) Represents shares beneficially owned by Deborah Ann Levy for which Lateef Management Associates acts as investment advisor.

      (6) Represents shares beneficially owned by the following accounts for which Benson Associates, LLC acts as investment advisor: The Cullen Foundation (1,500 shares); Elks Youth Eye Service (4,000 shares); National Endowment of Financial Education (2,500 shares); OHS Foundation (2,500 shares); The Regence Group (3,000 shares); George Washington University (6,000 shares); Whitehead Trust (500 shares).


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
      (7) No such holder may offer Preferred Stock pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus.















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